Exhibit 10.19

CorMedix Inc.

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 16, 2022 (the “Effective Date”), by and between CorMedix Inc., a Delaware corporation (the “Company”), and Joseph Todisco (“Executive”). Each of the Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties”.

Terms

In consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

1. Employment.

(a) Services. Executive will serve as the Company’s Chief Executive Officer and will be responsible for the day-to-day management of the Company. Executive will report solely and directly to, and be subject to the supervision of, the Company’s Board of Directors (the “Board”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Chief Executive Officer and shall perform customary and appropriate duties as may otherwise be reasonably and lawfully assigned to Executive from time to time by the Board. All employees of the Company will report to Executive or his designee.

(b) Acceptance. Executive hereby accepts such employment subject to the terms of this Agreement.

2. Term.

Executive’s employment, and the duration of employment under this Agreement, shall commence on such date as is mutually agreed by the Parties, but in no event later than May 16, 2022 (the “Start Date”), and shall continue for a term of three (3) years thereafter, unless sooner terminated pursuant to Section 8 below (such three-year period referred to herein as the “Initial Term”); provided, however, that on the expiration of the Initial Term, the Initial Term shall be extended automatically for additional, successive one-year periods (such extended periods referred to herein as the “Extended Term”), unless one Party notifies the other in writing at least ninety (90) days before the initial expiration of the Initial Term or the expiration of any successive one-year period during the Extended Term that this Agreement shall not be so extended after such expiration (a “Notice of Nonrenewal”). The Initial Term and the Extended Term collectively shall be referred to herein as the “Term”. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 below shall survive the expiration or termination hereof.

3. Duties; Principal Office.

(a) Duties. Except as other set forth in this Section 3(a), Executive (i) shall devote substantially all of his business time, attention and energies to the business and affairs of the Company, shall use his best efforts to advance the interests of the Company, and shall perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business; and (ii) shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that interferes with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company. With the advance written consent of the Board, Executive may serve as a director of, or on the advisory committee of, other pharmaceutical, life science or other companies or organizations. Provided that the following activities do not interfere with Executive’s duties and responsibilities as Chief Executive Officer or Executive’s availability to perform such duties, and will not adversely affect, or negatively reflect upon, the Company, Executive may (i) engage in charitable and community affairs, trade activities and trade organizations, and teach and/or lecture, so long as such activities are consistent with his duties and responsibilities under this Agreement and (ii) manage his personal investments.

(b) Principal Office. Executive’s principal office shall be at the Company’s headquarters and executive offices in Berkeley Heights, New Jersey, or wherever the headquarters and executive offices of the Company shall hereafter be located, provided such new location shall be mutually agreed to by the Board and Executive.

(c) Board Service. The Company shall use its best efforts to cause Executive to be elected as a member of its Board throughout the Term and, unless there is a Corporate Transaction (as defined below), shall include Executive in the management slate for election as a director at every stockholders’ meeting during the Term at which his term as a director would otherwise expire. Executive agrees to accept election, and to serve during the Term, as a director of the Company, without any compensation therefor other than as specified in this Agreement.

4. Compensation.

As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:

(a) Base Salary. During the Initial Term, the Company shall pay Executive an annual base salary of six hundred thousand dollars ($600,000) (as it may be adjusted from time to time as provided hereunder, the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. On or prior to the expiration of the Initial Term, the Board, or its Compensation Committee, shall review the Base Salary to determine whether an increase in the amount thereof is warranted in its sole discretion. The Base Salary will not be decreased unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary reduction is no greater than twenty five percent (25%).

(b) Annual Bonus. Subject to the following provisions of this Section 4(b), Executive shall be eligible for an annual bonus, less applicable withholdings and deductions, based upon a target amount of sixty-five percent (65%) of the Base Salary then in effect, as determined by the Board (or its Compensation Committee) after consultation with Executive, in good faith based upon the achievement, during the year in question, of (i) objectives for the Company as a whole established by the Board (or its Compensation Committee) after consultation with Executive, and (ii) objectives for Executive established by the Board (or its Compensation Committee) at the beginning of the fiscal year after consultation with Executive. The Board (or its Compensation Committee) will endeavor to determine and agree on Executive’s individual objectives for a given year within the first thirty (30) days of each fiscal year. Notwithstanding the foregoing, Executive shall be paid an annual bonus for the 2022 fiscal year of not less than one hundred ninety-five thousand dollars ($195,000) (which is fifty percent (50%) of the 2022 target bonus). Executive must be employed by the Company through December 31 of a given year in order to earn the annual bonus for such year. The annual bonus for a given year will be paid no later than 75 days after the end of the fiscal year to which the annual bonus relates (e.g., on or before March 16 if the fiscal year is a calendar year).

(c) Equity Grants.

(i) Effective as of the Start Date, the Board (or its Compensation Committee) shall approve the Company’s grant to Executive of a stock option to purchase five hundred thousand (500,000) shares of the Company’s outstanding common stock (the “Initial Option”). The Initial Option shall be granted pursuant to and subject to the terms and conditions of the Company’s 2019 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) and shall be further subject to the terms of a stock option agreement to be entered into between Executive and the Company, which is attached to this Agreement as Exhibit A. The exercise price of the Initial Option will be equal to the closing price of the Company’s common stock as of the date of grant (i.e., the Start Date) on the Nasdaq Composite (“NASDAQ”). The Initial Option shall vest over four (4) years in four (4) equal annual installments on the first four (4) anniversaries of the Start Date, provided, in all cases, that Executive remains an employee of, or a consultant to, the Company through the applicable vesting date.

(ii) Effective as of the Start Date, the Board (or its Compensation Committee) shall grant Executive an award of 207,469 restricted stock units (the “Initial Stock Units”). The Initial Stock Units shall be subject to the terms and conditions of the Stock Incentive Plan and shall be further subject to the terms of the applicable award agreement, which is attached to this Agreement as Exhibit B. The Initial Stock Units shall vest as to 50% of the Initial Stock Units on the first anniversary of the Start Date, as to 30% of the Initial Stock Units on the second anniversary of the Start Date, and as to 20% of the Initial Stock Units on the third anniversary of the Start Date, provided, in all cases, that Executive remains an employee of, or a consultant to, the Company through the applicable vesting date.

(iii) Commencing in 2023, each year during the Term, the Board (or its Compensation Committee) will make an annual equity grant to Executive, which may include restricted stock or restricted stock units (together with the Initial Stock Units, the “Awards”), or options to purchase shares of common stock of the Company (together with the Initial Option, “Stock Options”), with time based or performance-based vesting, in such amounts and on such terms as the Board (or its Compensation Committee) deems appropriate

(d) Withholding. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.

(e) Expenses. The Company shall promptly reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment (except as provided below), upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a prompt and timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense if subject to the compliance rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit. For the avoidance of doubt, the Company shall not be required to reimburse Executive for travel expenses between Executive’s home and the Company’s headquarters at Berkeley Heights (or other headquarters), or for lodging or other living expenses in the Berkeley Heights (or other headquarters) area. The Company agrees to promptly pay directly to Executive’s counsel such counsel’s properly substantiated legal fees and expenses associated with the review, negotiation and execution of this Agreement, up to twenty thousand dollars ($20,000).

(f) Other Benefits. Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Executive’ s consent. Notwithstanding the foregoing, should the Company’s health plan prevent Executive from enrolling in medical and/or dental health insurance immediately upon the Start Date, the Company shall reimburse Executive for the COBRA premiums paid by Executive under his prior employer’s health plan for the period from the Start Date until such time as Executive is permitted to complete enrollment in the Company’s health plan. Such reimbursement shall be paid in a lump sum payment on the first payroll date following the Start Date, subject to applicable tax withholding.

(g) Vacation. Executive shall be entitled to a vacation up to four (4) weeks per annum, of which no more than two (2) weeks may be taken consecutively, in addition to holidays observed by the Company and reasonable periods of paid personal and sick leave. All such paid time off shall accrue and be used in accordance with the Company’s established policies and procedures.

5. Confidential Information and Inventions.

(a) Confidential Information; Non-Disclosure and Non-Use. Executive recognizes and acknowledges that in the course of his duties he will receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except in connection with the execution of Executive’s duties to the Company.

(b) Return of Property. Upon request during employment and immediately at the termination of his employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in his possession or under his control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of his employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, phone system or voicemail service provided by the Company for the use of its employees. Notwithstanding the foregoing, Executive may retain (i) his address book to the extent it only contains contact information and (ii) his cell phone telephone number.

(c) Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; (iii) is disclosed to Executive by a third party under no obligation to Executive’s knowledge to maintain the confidentiality of the information; and/or (iv) is disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential and Proprietary Information by an Exempt Person shall be deemed to be a breach of this Section 5 by Executive. Confidential and Proprietary Information also does not include any information (i) the disclosure or use of which is required or appropriate in connection with Executive’s work as an employee of the Company, consistent with Company policies, and/or (ii) that is required to be disclosed to a court of law, to any governmental agency having supervisory authority over the business of the Company or to any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, provided that, subject to applicable law, Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company prompt notice to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Notwithstanding the foregoing, nothing in this Agreement is meant to prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive shall not be required to obtain the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

(d) Notice of Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. Pursuant to the Federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(e) Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him within the scope of the Company’s business and in the course of his employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however, that this Section 5(e) shall not apply to Inventions which are not related to the business of the Company and which are made and conceived by Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to the Company all right, title and interest he may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(e).

(f) Further Actions and Assistance. Executive agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to the Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this Section 5(f).

(g) Prior Inventions. Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Exhibit C to this Agreement.

(h) Disclosure. Executive agrees that he will promptly disclose to the Company all Inventions initiated, made, conceived or reduced to practice by him, either alone or jointly with others, during the Term.

(i) Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition, Non-Solicitation and Non-Disparagement.

(a) Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information. Executive agrees that, during the Term and the twelve (12)-month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business involving the development or commercialization of a preventive anti-infective product that would be a competitor of (i) Neutrolin, (ii) a product containing taurolodine or (iii) any other product being actively developed or produced by the Company as of the date of Executive’s termination of employment (provided that, in the case of this subsection (iii), the Board determines that such product is material to the value of the Company) (the “Business of Company”), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, in any capacity that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information and/or requires Executive to perform services substantially similar to those performed for the benefit of the Company during the Term, anywhere in the world, provided, however, that nothing shall prohibit Executive from performing executive duties for any Person that does not engage in the Business of Company. Executive acknowledges that, due to the unique nature of the Business of the Company, the Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of Company, so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; or being a passive investor holding less than four percent (4%) of a private equity, venture capital or other commingled fund; and further notwithstanding the foregoing, nothing contained in this Section 6(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”), and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment with or provision of services to the Division, or the Board determines that the Competitive Divisions are not material to the value of such multi-divisional business or enterprise.

(b) Reasonableness of Restriction. Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) above is reasonable with respect to its duration, geographic area and scope. In addition, Executive acknowledges that the Company engages in the Business of Company throughout the world, and Executive has been involved in the Business of the Company in that geographic area. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c) Non-Solicitation. During the Term and the Termination Restriction Period, Executive shall not, directly or indirectly, on his own behalf or on behalf of any person or entity, without the prior written consent of the Company:

(i) solicit or induce any employee, consultant or independent contractor of the Company or any of its affiliates to leave the employ of (or end a contracting relationship with) the Company or any affiliate; or hire for any competitive purpose any employee consultant or independent contractor of the Company; or hire any former employee who has left the employment of the Company or any affiliate of the Company within six (6) months of the termination of such employee’s employment with the Company or any such affiliate for any competitive purpose; provided that the foregoing provisions of this subsection (i) shall not apply to the person who serves as Executive’s administrative assistant at the Company at the time of Executive’s termination of employment with the Company; or hire any former consultant or independent contractor who has ended his or her consultancy or contracting relationship with the Company or any affiliate of the Company within six (6) months of the end of such consultancy or contracting relationship for any competitive purpose; or hire any former employee of the Company in knowing violation of such employee’s non-competition agreement with the Company or any such affiliate;

(ii) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of the Company which was served by the Company during the twelve (12)-month period prior to the termination of Executive’s employment with the Company; or induce, encourage, or attempt to induce or encourage any client or customer of the Company which was served by the Company during the twelve (12)-month period prior to the termination of Executive’s employment with the Company to reduce, limit, or cancel its business with the Company.

For clarity, the foregoing shall not be violated by general advertising, by serving as a reference upon request or by actions taken in the good faith performance of Executive’s duties to the Company.

(d) Non-Disparagement. Executive agrees that he shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder (provided Executive has had material dealings with such shareholder) of the Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Notwithstanding this Section 6(d), nothing contained herein shall apply to statements made by Executive (x) in the course of his responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others, (y) as part of any judicial, administrative or other legal action or proceeding, or (z) in rebuttal of false or misleading statements by others, and nothing shall be construed to limit or impair the ability of Executive to provide truthful testimony in response to any validly issued subpoena or to file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law. These non-disparagement obligations will cease to apply two (2) years after Executive’s termination of employment.

(e) Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 5 or this Section 6 (other than a de minimis breach as determined by the Board), then, in addition to any other rights the Company may have, it shall be entitled to seek injunctive relief to enforce such provisions. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 above or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available to it nor shall the Company be required to post a bond.

(f) Remedies Cumulative; Judicial Modification. Each of the rights and remedies enumerated in Section 6(e) above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties.

(a) By Executive. Executive hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound.

(ii) Executive has the full right, power, and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(iii) Executive will not use any confidential information or trade secrets of any third party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(b) By the Company. The Company hereby represents and warrants to Executive that the Company has the full right and power to enter and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.

(c) Survival. The provisions of this Section 7 shall survive any termination of this Agreement.

8. Termination.

(a) Cause. Executive’s employment hereunder may be terminated by the Company immediately for Cause. Any of the following actions by Executive shall constitute “Cause”:

(i) The continued willful failure, disregard or refusal by Executive, after he has actually received written notice from the Board of such failure, disregard or refusal, to perform his material duties or obligations under this Agreement (other than as a result of Executive’s mental or physical incapacity or illness, as confirmed by medical evidence provided by a licensed physician mutually selected by the Company and Executive (or his representative));

(ii) Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates (other than acts that were performed in a good faith attempt to advance the business interests of the Company);

(iii) Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);

(iv) Executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a);

(v) The good faith determination by the Board, after a reasonable and good-faith investigation by the Company that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;

(vi) Any material misappropriation or embezzlement by Executive of the property of the Company or its affiliates (whether or not a misdemeanor or felony); and/or (vii) The breach by Executive of any material provision of this Agreement that is materially injurious to the Company;

An act or failure to act shall not be “willful” if (i) done by Executive in good faith or (ii) Executive reasonably believed that such action or inaction was in the best interests of the Company. Notwithstanding the foregoing, in no event shall Cause exist unless the Company’s Board has made a formal determination of Cause by a seventy five percent (75%) or greater Board vote and provided Executive with ten (10) days advance notice followed by the right to be heard in front of the entire Board followed by a second seventy five percent (75%) or greater Board vote finding that Cause still exists. Such meeting of the Board can occur in person or via teleconference. If the circumstances surrounding Cause are reasonably curable, then Executive shall have the right to cure those circumstances over the next twenty (20) days. If the circumstances are not curable or if those circumstances still exist after the cure period has expired, then (and only then) shall Cause be deemed to exist for purposes of this Agreement.

(b) Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c) Disability. The Company may terminate Executive’s employment hereunder due to Executive’s Disability (defined below) while Executive is so Disabled. For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred if Executive has not been able to perform his material duties for one hundred eighty (180) days in a three hundred sixty five (365) day period.

(d) Good Reason. Executive may terminate his employment hereunder for Good Reason (as defined below) pursuant to the procedures set forth in this Section 8(d). In order for Executive to resign for Good Reason, Executive must provide written notice to the Board of the existence of the Good Reason condition within sixty (60) days of the initial existence or Executive’s knowledge of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition (if such can be remedied). If so remedied, Executive may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term “Good Reason” shall mean any of the following occurring without Executive’s written consent:

(i) any material breach of this Agreement by the Company;

(ii) any material reduction by the Company of Executive’s titles, duties, responsibilities, or authority, or the assignment to him of titles, duties, responsibilities, or authority that are inconsistent with his title and position as Chief Executive Officer;

(iii) a material reduction in Executive’s annual Base Salary unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary and/or total compensation reduction is no greater than twenty-five percent (25%);

(iv) a material reduction in Executive’s target bonus level unless: (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction related to target bonus levels; and (ii) Executive’s target bonus level reduction is no greater than twenty-five percent (25%);

(v) the actual relocation of the Company’s headquarters and executive offices more than 25 miles from Berkeley Heights, New Jersey; provided that this subsection (v) shall not apply if such relocation is made before a Corporate Transaction and the new Company headquarters and executive offices are not required to be Executive’s primary work location;

(vi) the failure to elect or re-elect Executive as a member of the Board;

(vii) the Company provides Executive with a Notice of Nonrenewal as described in Section 2 above, and Executive was willing and able to renew this Agreement and continue services under this Agreement, which Executive shall confirm by providing the Company a notice in writing at least ninety (90) days before the initial expiration of the Initial Term or the expiration of any Extended Term that he is willing and able to renew this Agreement and continue services under this Agreement (a “Notice by Executive of Renewal”); and/or (viii) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor (i) to all or substantially all of the assets of the Company or (ii) due to the occurrence of any other Corporate Transaction, within 10 days of such Corporate Transaction.

(e) Convenience. Either Party may terminate Executive’s employment hereunder for any reason or no reason at any time upon sixty (60) days written notice of termination to the other Party, which notice shall specify the termination date, or by providing a Notice of Nonrenewal to the other Party pursuant to the terms of Section 2 above.

(f) Survival. The provisions of this Section 8 shall survive any termination of this Agreement.

9. Compensation upon Termination.

In the event Executive’s employment is terminated, the Company shall promptly pay to Executive the Base Salary and benefits otherwise payable to him under Section 4 above through the last day of his actual employment by the Company, along with any reimbursable business expenses subject to Company policy and any amounts due under any benefit or compensation plan, program, policy agreement or arrangement in accordance with its terms (together, the “Accrued Compensation”). Except for the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:

(a) Death or Disability. If Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to Executive or to Executive’s estate, as applicable, the Accrued Compensation. In addition, Executive shall receive (i) the bonus due for any completed fiscal year to the extent that such bonus has not yet been paid (including timing of payment, the “Prior Year Bonus”) plus (ii) the Prorated Bonus (as defined below) for the year of termination. Executive’s outstanding equity awards shall vest (and in the case of Stock Options, remain exercisable) to the extent provided in the Stock Incentive Plan and the underlying award agreements.

(b) Cause. If Executive’s employment is terminated by the Company for Cause, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law. All outstanding Awards and Stock Options, whether or not vested, shall be forfeited to the Company as of such date.

(c) Other than for Cause, Death or Disability. If the Company terminates Executive’s employment, other than (x) as a result of Executive’s death or Disability or (y) for Cause, or if Executive terminates Executive’s employment for Good Reason, then conditioned upon Executive executing and not revoking a Release (as defined below) following such termination, the Company will provide to Executive the following separation benefits:

(i) Payment of the Accrued Compensation and Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law,

(ii) Payment to Executive of an amount equal to his Base Salary in equal monthly installments over a period of twelve (12) months following the termination date,

(iii) Payment to Executive of a prorated annual bonus for the year in which the termination date occurs, based on the actual achievement of the objectives referenced in Section 4(b) above. The prorated bonus will be calculated as the annual bonus based on performance, multiplied by a fraction, the numerator of which is the number of days preceding the termination date in the year of termination and the denominator of which is 365 (the “Prorated Bonus”),

(iv) If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary payments under Section 9(c)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided, however, that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A of the Code, and

(v) The Initial Stock Units shall be accelerated and deemed to have vested in full as of the termination date. Other Awards and Stock Options that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive’s termination shall remain exercisable until the earlier of the expiration of ninety (90) days following such termination (or such later date as provided in the grant agreement) or the expiration date applicable under the grant; provided that, for the avoidance of doubt, any performance-based Stock Options whose vesting requirements have not been successfully met as of the date of Executive’s termination of employment or resignation with Good Reason will not accelerate.

The separation benefits set forth above are conditioned upon Executive executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in substantially the form attached hereto as Exhibit D (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 9(c)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Section 409A of the Code, may begin the payments earlier. The Prorated Bonus described in Section 9(c)(iii) above shall be paid at the date on which the annual bonus would have been paid had Executive continued in employment, and the COBRA payments Section 9(c)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences. Notwithstanding the foregoing, if the Company provides a timely Notice of Nonrenewal to Executive and Executive does not provide to the Company a timely Notice of Executive Renewal in accordance with Section 8(d)(vii) above, then Executive shall not be entitled to receive any payments or benefits under the Agreement, other than the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

(d) Termination without Good Reason or Notice of Non-Renewal by Executive. If, pursuant to Section 8(e) above, Executive terminates his employment hereunder by written notice of termination without Good Reason or by providing a Notice of Nonrenewal to the Company, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law.

(e) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9, except as required by law or the terms of another employee plan, program or arrangement covering him. Executive acknowledges and agrees that upon the termination of his employment with the Company, regardless of the reason or grounds therefore, he shall resign from his position on the Board and from any other board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f) No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain (other than as described in Section 9(c)(iv) or Section 10(b)(iv) with respect to COBRA).

(g) The obligations of the Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.

10. Corporate Transaction.

(a) Corporate Transaction Defined. The term “Corporate Transaction” shall have the same meaning as defined in the Stock Incentive Plan, as in effect on the date of this Agreement.

(b) Consequence upon Executive’s Termination Without Cause or Executive’s Resignation With Good Reason. Upon Executive’s termination of employment without Cause or Executive’s resignation of employment with Good Reason within twenty-four (24) months after a Corporate Transaction, the Company shall provide Executive the following separation benefits:

(i) Payment of the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privilege otherwise required by law,

(ii) Payment to Executive of an amount equal to one hundred fifty percent (150%) of the sum of his Base Salary plus his target bonus as in effect for the year of termination, in equal monthly installments over a period of eighteen (18) months following the termination date,

(iii) Payment to Executive of the Prorated Bonus,

(iv) If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary and bonus payments under Section 10(b)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided, however, that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A of the Code, and

(v) All unvested Awards and unvested Stock Options held by Executive shall be accelerated and deemed to have vested as of the date of Executive’s termination of employment. All Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of Executive’s termination of employment shall remain exercisable until the earlier of the expiry of twelve (12) months following such termination (or such later date as provided in the grant agreement) or the expiration date applicable under the grant.

The separation benefits set forth above are conditioned upon Executive executing a Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary and bonus continuation described in Section 10(b)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Section 409A (defined below), may begin the payments earlier. The Prorated Bonus described in Section 10(b)(iii) above shall be paid at the date on which the bonus would have been paid had Executive continued in employment, and the COBRA payments described in Section 10(b)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences.

(c) Potential Adjustments due to Tax Implications. Notwithstanding anything in this Agreement or any other agreement between Executive and the Company to the contrary, but subject to this Section 10(c), the Company will effectuate the acceleration contemplated under Section 10(b) above and will make the payments and other acceleration of benefits under this Agreement and other compensatory arrangements without regard to whether Section 280G of the Code would limit or preclude the deductibility of such payments or benefits. However, if reducing or eliminating any payment and/or other benefit (including the vesting of his options or other equity compensation) would increase the Total After-Tax Payments (defined below), then the amounts payable to Executive will be reduced or eliminated as follows (or in such other manner as Executive may specify at the applicable time if permitted to do so without violation of Internal Revenue Code Sections 280G, 409A and 4999) to the extent necessary to maximize such Total After-Tax Payments: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of any options or stock) and (ii) second, by reducing or eliminating the vesting of options and stock that occurs as a result of a Corporate Transaction or other event covered by Section 280G of the Code in reverse order of vesting and with grants whose parachute value is calculated without regard to Treasury Regulations 280G-1 Q&A 24(c) being reduced prior to those subject to Q&A 24(c).

The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting are required to be reduced or eliminated in accordance with the foregoing. If there is ultimately determined to be an underpayment of or overpayment to Executive under this provision, the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by him, as the case may be, with interest at the applicable federal rate under the Code. The term “Total After Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to Executive or for his benefit (whether made under this Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The cost of the accountant shall be paid by the Company and the accountant shall deliver to the Parties its calculations in a form that can be relied upon for filing of tax returns. The calculations made pursuant to this section shall be made by allocating the full summary compensation table value (from the latest filed proxy) or an estimate thereof of Executive’s annual total compensation to the noncompete set forth in this Agreement.

11. Indemnification.

The Company shall defend and indemnify Executive regard to his capacities with the Company, its affiliates and its benefit plans to the fullest extent permitted under the Delaware General Corporate Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors and officers liability insurance coverage and including such provisions in the Company’s bylaws or certificate of incorporation, as applicable and customary. Executive shall be designated as a named insured on such directors and officers liability insurance policy. Executive’s rights to, and the Company’s obligation to provide, indemnification shall survive termination of this Agreement. This Section 11 shall survive any termination of this Agreement.

12. Compliance with Section 409A of the Code.

(a) Intent of the Parties. The intent of the Parties is that the payments, compensation and benefits under this Agreement will be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, in this connection, this Agreement shall be interpreted to be exempt or in compliance with Section 409A. Further, if any benefit or payment payable under this Agreement is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (if) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided, further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

(b) Potential Delay of Payment(s) and Adjustments. For the avoidance of doubt, the Parties intend that payments of the separation benefits set forth in Section 9 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If any payment, compensation or other benefit provided to Executive in connection with his separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date or his earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(c) Separation from Service. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 9 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A.

(d) Installments; Year of Payment. If any payment, compensation or other benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. In no event may Executive designate the year of payment of a benefit under this Agreement, except in accordance with Section 409A.

(e) Survival. The provisions of this Section 12 shall survive any termination of this Agreement.

13. Miscellaneous.

(a) Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of Delaware unless superseded by federal law, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.

(b) Company Policies. All incentive compensation under this Agreement shall be subject to the terms of any clawback, recoupment or other policies approved by the Board and applicable to executive officers of the Company.

(c) Personal Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN UNION COUNTY, NEW JERSEY, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AS WELL AS ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.

(d) Service of Process. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND TO THE ADDRESS SPECIFIED IN SECTION 13(i) BELOW.

(e) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and to an assignee who assumes such obligations by law or in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.

(g) Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.

(h) Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.

(i) Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at the Company’s principal executive officers in the case of the Company and at the latest address of Executive on the books of the Company in the case of Executive; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.

(j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the Parties, relating to the subject matter hereof.

(k) Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(l) Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.

(m) Severability. In addition to, and not in conflict with, the provisions of Sections 6(b) and 6(f) above, the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(n) Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail, unless Executive agrees otherwise in writing.

(o) Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. THE PARTIES HEREBY WAIVE ANY RIGHT TO RAISE ANY DEFENSE OR WAIVER BASED UPON EXECUTION OF THIS AGREEMENT BY MEANS OF ELECTRONIC SIGNATURES IN ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.

(p) Survival. The provisions of this Section 13 shall survive any termination of this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the Effective Date.

CorMedix Inc.	Executive

By:	/s/ Myron Kaplan		By:	/s/ Joseph Todisco
	Name:	Myron Kaplan		Joseph Todisco
	Title:	Chairman of the Board of Directors

[Signature Page to CorMedix Inc. Executive Employment Agreement]

Exhibit A

CorMedix Inc.
2019 Omnibus Stock Incentive Plan

Stock Option Grant Notice

CorMedix Inc. (the “Company”), pursuant to its 2019 Omnibus Stock Incentive Plan (the “Plan”), hereby grants to Grantee an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Award Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. For the avoidance of doubt, this Grant Notice is considered part of the Award Agreement.

Grantee:	Joseph Todisco

Date of Grant:	[●]

Vesting Commencement Date:	[●]

Number of Shares Subject to Option:	500,000

Exercise Price (Per Share):	[closing price of Company common stock on the date of grant]

Total Exercise Price:	[●]

Expiration Date:	[●]

Type of Grant:	Incentive Stock Option Non-Qualified Stock Option

Vesting Schedule:	The option shall vest and become exercisable over four (4) years in four (4) equal annual installments on the first anniversary of the Date of Grant and each of the next three (3) anniversaries of the Date of Grant thereafter, provided that Grantee remains in Continuous Service (as defined in the Plan) with the Company through such dates. Vesting will cease upon the termination of Grantee’s Continuous Service for any reason, and any unvested portion of the option will be forfeited, except as provided in Section 8 below.

Termination Period:	The option may be exercised for up to ninety (90) days after the date on which Grantee’s Continuous Service terminates, except as otherwise provided in Sections 5, 6, 7, and 8 of the Award Agreement and the Plan (but in no event later than the Expiration Date of the Option as set forth above).[1]

[1]	Exercise of the Option more than 3 months after termination of employment may result in the option being treated as a Non-Qualified Stock Option.

Payment:	The option may be exercised by one or a combination of the following checked items (described in the Award Agreement):

By cash or check

By delivery of already-owned shares

By payment through a broker-dealer sale and remittance procedure if the Shares are publicly traded

By net exercise, if the Company has established procedures for net exercise[2]_______

By the following method designated by the Committee: __________________

Additional Terms/Acknowledgements: Grantee acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Award Agreement and the Plan. Grantee further acknowledges that as of the Date of Grant, this Stock Grant Notice, the Award Agreement, and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of Common Stock pursuant to this option and supersede all prior oral and written agreements, other than an employment agreement, on that subject with the exception of options previously granted and delivered to Grantee under the Plan. Notwithstanding anything to the contrary in the terms of this Stock Option Grant Notice, for the avoidance of doubt, if an employment agreement between Grantee and the Company provides terms for vesting or exercise of the option, the terms of the employment agreement shall govern as long as the terms of such agreement are consistent with the Plan.

If the Company participates in an electronic incentive plan management system, Grantee will not be entitled to any of the benefits under this Stock Option Grant Notice, the Award Agreement and the Plan unless and until Grantee accepts the option grant through the electronic grant notification system maintained by or on behalf of the Company. In such case, Grantee agrees to access copies of the Plan on the Company’s intranet or on the website of the Company’s designated brokerage firm. Paper copies are also available upon request to the Secretary of the Company at the Company’s corporate offices. By accepting the option grant, Grantee irrevocably agrees, and agree on behalf of Grantee’s successor and permitted assigns, to all of the terms and conditions of the grant as set forth in this Stock Option Grant Notice, the Award Agreement and the Plan (as such may be amended from time to time).

[2]	Use of net exercise in connection with an Incentive Stock Option will result in some or all of the option being treated as a Non-Qualified Stock Option.

CorMedix Inc.	Grantee:

Joseph Todisco

By:
	Name:	[●]	Date: [●]
	Title:	[●]
	Date:	[●]

Attachments: Award Agreement, 2019 Omnibus Stock Incentive Plan and Notice of Exercise

Attachment I

Award Agreement

Incentive Stock Option Award Agreement

1. Grant of Option. CorMedix Inc., a Delaware corporation (the “Company”), hereby grants to Grantee named in the Stock Option Grant Notice (“Grantee”) an option (the “Option”) to purchase a total number of shares of Common Stock (the “Shares”) set forth in the Stock Option Grant Notice, at the exercise price per share set forth in the Stock Option Grant Notice (the “Exercise Price”), subject to the terms of this Award Agreement and the terms, definitions and provisions of the CorMedix Inc. 2019 Omnibus Stock Incentive Plan (as may be amended from time to time, the “Plan”) adopted by the Company and incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement. To the extent of any conflict between the terms of this Award Agreement and the Plan, the terms of the Plan shall control. Grantee will not be entitled to any of the benefits under this Award Agreement unless and until Grantee accepts the Option either in writing or through the electronic grant notification system maintained by or on behalf of the Company, if any. By accepting this Option, Grantee irrevocably agrees, and agrees on behalf of Grantee’s successor and permitted assigns, to all of the terms and conditions of this Option as set forth in or pursuant to the Stock Option Grant Notice, this Award Agreement and the Plan.

If designated as an Incentive Stock Option, the Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code, or any successor provision. To the extent that the aggregate fair market value of Shares (determined as of the time the Option is granted) with respect to which the Option is exercisable for the first time by Grantee during any calendar year (under all plans of the Company and Related Entities) exceeds $100,000, such Option shall be treated as a Non-Qualified Stock Option.

2. Exercise of Option. This Option shall be exercisable during its Term (as defined below) in accordance with the Vesting Schedule set out in the Stock Option Grant Notice, the terms of the Plan and as provided in this Award Agreement.

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a Share.

(ii) In the event of Grantee’s death, disability or other termination of employment, the exercisability of the Option is governed by Sections 5, 6 and 7 below, subject to the limitation contained in subsection 2(a)(iii).

(iii) In no event may this Option be exercised after the date of expiration of the Term of this Option as set forth in the Stock Option Grant Notice.

(b) Method of Exercise. The Option shall be exercisable in accordance with the terms of the Plan, during Grantee’s lifetime only by Grantee or by his or her guardian or legal representative, and after Grantee’s death only by the person or entity entitled to do so under Grantee’s last will and testament or applicable intestate law. The Option may be exercised only by the delivery to the Company of a written notice of such exercise, in a form acceptable to the Company, which notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the aggregate Exercise Price for such Shares.

3. Conditions. Notwithstanding anything in this Award Agreement or the Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of grant of the Option or the issuance of any Shares pursuant to the Option, require Grantee, as a condition to the receipt hereof or to the receipt of Shares issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Option or the Shares issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the Option or the Shares issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of the Option, the issuance of Shares pursuant thereto or the removal of any restrictions imposed on such Shares, the Option shall not be granted or such Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Notwithstanding any other provision of the Plan, this Award Agreement or any other agreements entered into pursuant to the Plan, the Company will not be required to issue any Shares under this Award Agreement or the Plan, and Grantee may not sell, assign, transfer or otherwise dispose of Shares issued pursuant to the Award granted under the Plan, unless (a) there is in effect with respect to such Shares a registration statement under the Securities Act, and any applicable state or foreign securities laws or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions. The Committee may restrict the rights of Grantee to the extent necessary to comply with Section 16(b) of the Exchange Act, the Code or any other applicable law or regulation. The grant of the Option pursuant to this Award Agreement and the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

4. Method of Payment. Payment of the Exercise Price is due in full upon exercise of all or any part of the Option. Grantee may elect to make payment of the Exercise Price in cash or by check or in any other manner permitted by the Stock Option Grant Notice, which may include one or more of the following:

(a) by delivery to the Company (either by actual delivery or attestation) of already-owned Shares of Common Stock that have been owned by Grantee for at least six months (or such other period as necessary to prevent an accounting charge), that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise; notwithstanding the foregoing, Grantee may not exercise this Option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any Applicable Laws, regulation or agreement restricting the redemption of the Company’s Common Stock;

(b) by delivery of a stock power and instructions to a broker dealer to sell a sufficient number of Shares of Common Stock subject to the Option to pay such Exercise Prices, in accordance with the provisions of Section 7(b)(iv) of the Plan; or

(c) if the Option is a Non-Qualified Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares of Common Stock issued upon exercise of the Option by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Company shall accept a cash or other payment from Grantee to the extent of any remaining balance of the aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued; provided, further, however, that Shares of Common Stock will no longer be outstanding under the Option and will not be exercisable thereafter to the extent that (1) Shares are used to pay the Exercise Price pursuant to the “net exercise,” (2) Shares are delivered to Grantee as a result of such exercise, and (3) Shares are withheld to satisfy tax withholding obligations; or

(d) any combination of the foregoing methods of payment.

5. Termination of Continuous Service — Generally. In the event of termination of Grantee’s Continuous Service with the Company, Grantee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set out in the Stock Option Grant Notice. To the extent that Grantee was not entitled to exercise this Option at the Termination Date, or if Grantee does not exercise this Option within the time specified herein, the Option shall terminate. Notwithstanding the foregoing, in the event of termination of Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option (vested and unvested) shall terminate concurrently with the termination of Grantee’s Continuous Service.

6. Certain Terminations of Continuous Service.

(a) In the event of termination of Grantee’s Continuous Service by the Company without Cause or by Grantee for Good Reason (as such terms are defined in the employment agreement between Grantee and the Company), if Grantee signs and does not revoke a general release of claims provided by the Company, the portion of the Option that is scheduled to vest on or before the next succeeding anniversary of the Termination Date under the vesting schedule in the Stock Option Grant Notice shall be accelerated and deemed to have vested as of the Termination Date, except as provided in Section 8 below. Grantee may exercise the vested Option during the twelve (12) month period following the Termination Date (but in no event later than the date of expiration of the Term of this Option as set forth in Section 10 below).

(b) In the event of termination of Grantee’s Continuous Service as a result of Grantee’s death or Disability (as defined in the Plan), Grantee (or Grantee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance, as applicable) may exercise this Option to the extent Grantee (or Grantee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance, as applicable) was entitled to exercise it at the Termination Date, during the twelve (12) month period following the Termination Date (but in no event later than the date of expiration of the Term of this Option as set forth in Section 10 below).

(c) To the extent that Grantee (or Grantee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance, as applicable) was not entitled to exercise the Option at the Termination Date, or if Grantee (or Grantee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance, as applicable) was entitled to exercise such Option and does not exercise such Option within the time specified herein, the Option shall terminate.

7. Retirement of Grantee. Notwithstanding the provisions of Sections 5 and 6 above, in the event of termination of Grantee’s Continuous Service after Grantee reaches age sixty-two (62) with at least five (5) years of Continuous Service or age fifty-five (55) with at least ten (10) years of Continuous Service (“Retirement”), Grantee may, to the extent otherwise so entitled at the Termination Date, exercise this Option at any time within three (3) years following the Termination Date (but in no event later than the date of expiration of the Term of this Option as set forth in Section 10 below). To the extent that Grantee was not entitled to exercise the Option at the Termination Date, or if Grantee does not exercise such Option (which Grantee was entitled to exercise) within the time specified herein, the Option shall terminate.

8. Corporate Transaction.

(a) If a Corporate Transaction occurs and Grantee’s Continuous Service is terminated without Cause by the Company or a successor, or Grantee resigns with Good Reason, in each case upon or within 24 months following the Corporate Transaction, the outstanding Option shall fully vest and shall become exercisable as of the Termination Date. Grantee may exercise the vested Option during the twelve (12) month period following the Termination Date (but in no event later than the date of expiration of the Term of this Option as set forth in Section 10 below).

(b) Subject to Section 8(a) above, the provisions of the Plan applicable to a Corporate Transaction shall apply to the Option, and, in the event of a Corporate Transaction, the Committee may take such actions as it deems appropriate pursuant to the Plan.

9. Nontransferability of Option. Except, in the event of Grantee’s death, by will or the laws of descent and distribution to the limited extent provided in the Plan, unless approved by the Committee, this Option may not be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, and the Company shall not be required to recognize any attempted assignment of such rights by any Grantee. During a Grantee’s lifetime, an Option may be exercised only by him or her or by his or her guardian or legal representative.

10. Term of Option. The term of this Option shall commence as of the Date of Grant and end as of the Expiration Date as set forth in the Stock Option Grant Notice (the “Term”), and may be exercised during such Term only in accordance with the Plan and the terms of this Award Agreement. Notwithstanding the foregoing, if the exercise of the Option within the period otherwise specified herein is prevented by the provisions of Section 12 of the Plan, the Option shall remain exercisable until one (1) month after the date Grantee is notified by the Company that the Option is exercisable, but in any event no later than the expiration of the Term, consistent with Section 409A of the Code.

11. Taxation Upon Exercise of Option. Grantee may satisfy his or her tax withholding obligation arising upon exercise of the Option by one or some combination of the following methods: (a) by cash payment, or (b) out of Grantee’s current compensation, or (c) if permitted by the Committee, in its discretion, by surrendering to the Company Shares that (i) were previously acquired from the Company, provided the delivery of such Shares will not result in adverse accounting consequences, and (ii) have a Fair Market Value on the date of surrender equal to or greater than Grantee’s applicable tax rate times the ordinary income recognized, (d) if permitted by the Committee, in its discretion, and if the Option is designated as a Non-Qualified Stock Option by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a Fair Market Value equal to the amount required to be withheld, (e) selling a sufficient number of Shares otherwise deliverable to Grantee through such means as the Committee may determine (whether through a broker or otherwise) equal to the tax obligations required to be withheld, or (f) any other means which the Committee determines to both comply with Applicable Laws and to be consistent with the purposes of the Plan. For this purpose, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”).

If Grantee is subject to Section 16 of the Securities Exchange Act (an “Insider”), any surrender of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

All elections by Grantee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

(a) the election must be made on or prior to the applicable Tax Date;

(b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

(c) all elections shall be subject to the consent or disapproval of the Committee.

12. Tax Consequences. Grantee hereby agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes Grantee tax liabilities. Grantee shall not make any claim against the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the Option or Grantee’s other compensation. In particular, Grantee acknowledges that this Option is exempt from Section 409A of the Code only if the Exercise Price per Share specified in the Stock Option Grant Notice is at least equal to the Fair Market Value per Share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. If at any time the Common Stock is not traded on an established securities market, the Fair Market Value will be determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. Grantee acknowledges that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and Grantee shall not make any claim against the Company, or any of its officers, directors, employees or affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

13. Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Option shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

14. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

15. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit in the United States mail by certified mail, with postage and fees prepaid, or via electronic transmission, addressed to the other party at its address as such party may designate in writing from time to time to the other party. Any notice given by the Company to Grantee directed to Grantee’s address on file with the Company shall be effective to bind Grantee and any other person who shall have acquired rights under this Option. Notices delivered to the Company in person or by mail shall be addressed as follows:

CorMedix Inc.
Attn: General Counsel
300 Connell Drive, 4th Floor
Suite 4200
Berkeley Heights, NJ 07922

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Grantee’s term of employment or service with the Company and thereafter until withdrawn in writing by Grantee.

17. Data Privacy. Grantee consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Option for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee acknowledges that the Company holds certain personal information about Grantee, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). Grantee acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these recipients may be located in jurisdictions that may have different data privacy laws and protections, and Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee or the Company may elect to deposit any Shares of stock acquired upon exercise of the Option in accordance with the Plan and Applicable Laws.

18. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

19. 2019 Omnibus Stock Incentive Plan. Grantee acknowledges receipt of a copy of the Plan and the Plan prospectus and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Committee upon any questions arising under the Plan or this Option.

Attachment II

2019 Omnibus Stock Incentive Plan

Attachment III

Notice of Exercise

CorMedix Inc.
300 Connell Drive, 4th Floor
Suite 4200
Berkeley Heights, NJ 07922

Ladies and Gentlemen:

This constitutes notice under my Option that I elect to purchase the number of Shares for the price set forth below.

Type of Option (check one):		Incentive		Non-Qualified

Stock Option dated:		[●]		[●]

Number of Shares as to which Option is exercised:		[●]		[●]

Certificates to be issued in name of:		[●]		[●]

Total Exercise Price:	$	[●]	$	[●]

Cash payment delivered herewith:	$	[●]	$	[●]

Value of [●] Shares of CorMedix Inc. Common Stock delivered herewith:	$	[●]	$	[●]

Value of [●] Shares of CorMedix Inc. Common Stock through broker-dealer sale and remittance:	$	[●]	$	[●]

Value of [●] Shares of CorMedix Inc. Common Stock pursuant to net exercise:	$	[●]	$	[●]

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 2019 Omnibus Stock Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares of Common Stock issued upon exercise of this Option that occurs within two (2) years after the Date of Grant of this Option or within one (1) year after such Shares of Common Stock are issued upon exercise of this Option.

Very truly yours,

Name: [●]
Date of Exercise: [●]

Exhibit B

CorMedix Inc.
2019 Omnibus Stock Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into between CorMedix Inc. (the “Company”) and Joseph Todisco (“Grantee”), effective as of [●], 2022 (the “Date of Grant”). This Agreement sets forth the terms and conditions associated with the Company’s award to Grantee of restricted stock units payable, as described below, in shares of Common Stock from the Company, pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (as may be amended from time to time, the “Plan”) for the number of Units (as defined below) set forth below (collectively, the “Award”). Capitalized terms used herein, which are not otherwise defined herein will have the meanings ascribed to them under the Plan.

NOW, THEREFORE, in consideration of the foregoing and Grantee’s continued provision of valuable services to the Company, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Units. Effective as of the Date of Grant, the Company hereby grants to Grantee [●] Restricted Stock Units (the “Units”), each of which shall represent the right of Grantee to receive a share (“Share”) of Common Stock that will be delivered to Grantee pursuant to this Agreement if and when such Unit becomes vested in accordance with this Agreement. The Units represent hypothetical Shares and not actual Shares. The Company shall establish and maintain a Unit account, as a bookkeeping account on its records, for Grantee and shall record in such account the number of Units granted to Grantee. The Units are subject to the vesting, payment, and other provisions of this Agreement and the Plan.

2. Vesting. The Units shall vest as to 50% of the Units on the first anniversary of the date Grantee commences employment with the Company (“Employment Commencement Date”), as to 30% of the Units on the second anniversary of the Employment Commencement Date, and as to 20% of the Units on the third anniversary of the Employment Commencement Date, provided, in all cases, that Grantee remains in Continuous Service with the Company through the applicable vesting date. Vesting of the Units shall be cumulative, but shall not exceed 100% of the Units. If the vesting provided above would produce fractional Units, the number of Units that vest shall be rounded down to the nearest whole Unit.

3. Effect of Termination of Continuous Service.

(a) In the event of the termination of Grantee’s Continuous Service, all Units that are not vested will be immediately and automatically forfeited, except as otherwise provided herein or as otherwise provided in an employment agreement or other written agreement by and between Grantee and the Company.

(b) In the event of termination of Grantee’s Continuous Service by the Company without Cause or by Grantee for Good Reason (as such terms are defined in the employment agreement between Grantee and the Company), before or after a Corporate Transaction, if Grantee signs and does not revoke a general release of claims provided by the Company in accordance with the employment agreement between Grantee and the Company, the Units shall fully vest as of Grantee’s termination date.

(c) Notwithstanding anything in this Agreement to the contrary, all Units, whether or not vested, shall be forfeited in the event of termination of Grantee’s Continuous Service for Cause.

4. Corporate Transaction. Subject to Section 3(b) above and consistent with the terms of the Grantee’s employment agreement with the Company, the provisions of the Plan applicable to a Corporate Transaction shall apply to the Units, and, in the event of a Corporate Transaction, the Committee may take such actions as it deems appropriate pursuant to the Plan.

5. Delivery of Shares to Settle Vested Units. Vested Units shall be settled by delivering to Grantee a number of Shares equal to the number of vested Units, subject to applicable tax withholding, within 30 days after the date on which the Units vest, provided that the Company may provide a reasonable delay in the issuance or delivery of the Shares to address tax withholding and other administrative matters and provided, further, that in any event delivery of the Shares will occur no later than two and one-half months following the conclusion of the calendar year in which the vesting occurs. On such date, the Company will, at its election, either: (a) issue a certificate representing the Shares deliverable pursuant to this Agreement; or (b) not issue any certificate representing the Shares deliverable pursuant to this Agreement and instead document Grantee’s interest in the Shares by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in Grantee’s name.

6. Capitalization Changes. The number of Units convertible to Shares subject to this Award may be adjusted from time to time by the Committee to account for changes in capitalization as described in Section 13 of the Plan.

7. Rights as a Stockholder. The Units represent a right to payment from the Company if the conditions of the Agreement are met and do not give Grantee ownership of any Common Stock prior to delivery as provided in Section 5. Grantee will not have any rights and/or privileges of a stockholder of the Company with respect to the Units prior to such delivery. If Grantee becomes vested in Units, any Shares to which Grantee becomes entitled will be delivered to Grantee as provided in Section 5, and Grantee will have full ownership of the Shares upon such delivery.

8. Non-Transferability of the Award. The Units and the right to payment under this Agreement are not transferable, may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of except as provided in the Plan. Any purported transfer of the Units or the right to payment under this Agreement not in compliance with the preceding sentence is null and void and will not be given effect.

9. No Right to Continuous Service. The Award is not an employment or service contract, and nothing this Agreement confers or will be construed as conferring upon Grantee any right to continue in the employment or service of the Company, or as interfering with or restricting in any way the right of either party to terminate such employment or service at any time.

10. Tax Consequences. Grantee acknowledges that Grantee understands the federal, state, and local tax consequences of the Award and the issuance, vesting, forfeiture, and delivery provisions hereof relating to the Units. Grantee will rely solely on the advice of Grantee’s own tax advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee (and not the Company) will be responsible for Grantee’s own tax liability that may arise as a result of the Award or the transactions contemplated by this Agreement.

11. Withholding Obligations. Grantee understands that, at the time that Grantee becomes vested and/or receives payment for any Units (including through the delivery of Shares), the Company may be required to withhold federal, state and local income and employment taxes. At the time of vesting, or at or before the time Grantee receives a distribution of the Shares underlying the Units, or at any time thereafter as requested by the Company, Grantee hereby authorizes the Company to satisfy any required withholding to satisfy federal, state, local, payroll, and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the Units (the “Withholding Taxes”). Unless the Company determines otherwise, the Company shall satisfy the Withholding Taxes obligation relating to the Units by withholding Shares from the Shares otherwise issuable to Grantee in connection with the Units with a Fair Market Value (measured as of the date the Withholding Taxes are to be determined) equal to the amount of such Withholding Taxes, calculated at the applicable minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes. If for any reason, the Withholding Taxes are not satisfied as described in the preceding sentence, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Units by (a) withholding from any compensation otherwise payable to Grantee by the Company; or (b) causing Grantee to tender a cash payment. Grantee understands that all matters with respect to the total amount of Withholding Taxes in respect of such compensation income will be determined by the Committee in its reasonable discretion. Grantee further understands that, although the Company may pay withheld amounts to the applicable taxing authorities, Grantee is responsible for payment of all taxes due as a result of compensation arising under the Agreement.

12. Data Privacy. Grantee acknowledges that the Company holds certain personal information about Grantee, including, but not limited to: name, home address and telephone number, date of birth, social security number or other identification number, compensation, nationality, job title, details of the Award, and any other entitlement to shares of stock awarded, cancelled, exercised, vested or unvested. Grantee consents to the collection, use and transfer, in electronic or other form, of such personal data for the purpose of implementing, administering, and managing this Award in accordance with the Plan and any Applicable Laws.

13. Notices. Any notice or request required or permitted hereunder will be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (a) the date of personal delivery, or (b) three days after the date of deposit in the United States Mail by registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Company to the Company’s Chief Executive Officer at the Company’s primary business address and in the case of Grantee to the most recent address shown in the Company’s records.

14. Incorporation of the Plan; Entire Agreement; Modification. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control. This Agreement (including the Plan) sets forth all of the promises, agreements, conditions and understandings between the parties hereto with respect to the Award, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Award other than as set forth therein or herein. This Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to Units granted under this Award. Except as provided by the Plan, no modification, amendment or waiver of any of the provisions of this Agreement will be effective unless approved in writing by both parties.

15. Choice of Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable

16. Miscellaneous.

(a) The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(c) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(d) The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e) Grantee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

(f) Grantee acknowledges and agrees that Grantee (i) has reviewed this Agreement and the Plan in their entirety; (ii) fully understands the provisions of each such document; and (iii) has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award.

(g) This Agreement will be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(i) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

17. Application of Section 409A of the Code.

(a) The parties intend that the delivery of Shares in respect of the Units provided under this Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under applicable Treasury Regulations, and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the delivery of Shares in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. In such case, distributions made under this Agreement may only be made in a manner and upon an event permitted by Section 409A.

(b) The parties further intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. In no event shall Grantee, directly or indirectly, designate the calendar year of payment.

(c) To the extent that (i) one or more of the payments received or to be received by Grantee pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A and is payable upon termination of Continuous Service, and (ii) Grantee is a “specified employee” within the meaning of Section 409A as determined by the Committee, then solely to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A, the commencement of such payments under this Agreement will be deferred until the date that is six months and one day following Grantee’s termination of Continuous Service (or, if earlier, the date of death of Grantee) and will instead be paid on the date that immediately follows the end of such period (or death) or as soon as administratively practicable within thirty (30) days thereafter.

(d) To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by Applicable Law. The Company makes no representations to Grantee regarding the compliance of this Agreement or the Units with Section 409A, and Grantee is solely responsible for the payment of any taxes or penalties arising under Section 409A, or any state law of similar effect, with respect to the grant or vesting of the Units or the delivery of the Shares subject to this Award.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Grantee has hereunto set his hand and seal, effective as of the Date of Grant.

Grantee:	Company: CorMedix Inc.

By:
Joseph Todisco		Name:	[●]
		Title:	[●]

Exhibit C

Prior Inventions

None.

C-1

Exhibit D

Release

Separation Agreement and Release

This Separation Agreement and Release (the “Agreement”) sets forth the terms of your separation from employment with CorMedix Inc. (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as the “Agreement.”

Termination Date. Your last day of work with the Company will be [XXX].

Consideration. The Company will pay you [DESCRIBE SEPARATION BENEFITS AND PAYMENT DATES], if you sign and do not revoke the Agreement. The separation benefits are provided pursuant to the terms of the Employment Agreement dated [March [●], 2022] between you and the Company (the “Employment Agreement”).

Release of Claims. In exchange for the payment(s) described in the Consideration clause, you hereby waive all claims available under federal, state or local law against the Company, its parent, partners and affiliates, and its and their respective directors, officers, employees, agents, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, and you also hereby waive your rights under the following statutes to the fullest extent permissible under applicable state and local laws including, but not limited to the New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Wage and Hour Law, New Jersey WARN Laws, retaliation provisions of New Jersey Workers’ Compensation Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not waiving your right to claims (i) for separation payments under the Agreement, (ii) for vested benefits under the written terms of the Company 401(k) Plan, (iii) for unemployment or workers’ compensation benefits, (iv) for any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, (v) arising after the date on which you sign the Agreement, (vi) that are not otherwise waivable under applicable law, or (vii) to indemnification under Section 11 of the Employment Agreement. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in the Agreement are related to sexual harassment or sexual abuse.

Medicare Disclaimer. You represent that you are not a Medicare Beneficiary as of the time you enter into the Agreement.

Limit on Disclosures. Provided the Agreement is not publicly filed with the Securities and Exchange Commission, you shall not disclose or cause to be disclosed the terms of the Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below, or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Restrictive Covenants. You agree to comply with the confidentiality, inventions, non-competition, non-solicitation and non-disparagement provisions of the Employment Agreement according to their terms.

Reports to Government Entities. Nothing in the Agreement, including the Limit on Disclosures or Release of Claims clauses, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any others covered by the Release of Claims resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to the Agreement. The Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Admission of Liability. Nothing in the Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payments described in the Consideration Clause of the Agreement.

Addendum to General Release for Age Claims. In addition to all other claims released for the payment(s) described in the Consideration clause, you hereby waive all claims available against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

•	you read the Agreement and you understand it;

•	you are signing the Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;

•	you are signing the Agreement after the date of your separation from the Company and you were offered at least 21 days to consider your choice to sign the Agreement;

•	the Company advises you to consult with an attorney;

•	you know that you can revoke the Agreement within 7 days of signing it and that the Agreement does not become effective until that 7-day period has passed. To revoke, contact [xxx]; and

•	you agree that changes to the Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement.

Duty of Cooperation. You agree to cooperate fully and in a timely manner with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to your employment with the Company, provided that any request for your cooperation by the Company will be reasonable and subject to your business and personal schedule. This cooperation may include appearing from time-to-time for conferences and interviews, and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter. Subject to the Company’s prior approval, the Company will promptly reimburse you for reasonable out-of-pocket costs and expenses such as travel expenses, and will endeavor to set meeting times that are mutually agreeable. In addition, the Company will promptly pay you a per diem fee of $5,000 for any cooperation that exceeds 8 hours in any calendar month.

Governing Law. The Agreement shall be governed by the laws of New Jersey without reference to that jurisdiction’s choice of law rules, unless superseded by federal law.

Return of Records and Equipment. You agree that you have returned all Company property, including but not limited to keys, ID card, cell phone, PDA, and Company documents and information (either hard copy or electronic) other than records related solely to your own compensation or benefits. You may retain (i) your address book to the extent it only contains your personal contact information and no confidential or proprietary information of the Company and (ii) your cell phone telephone number.

Severability. In the event a court, arbitrator or other entity with jurisdiction determines that any portion of the Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

The Company hereby advises you to consult with an attorney prior to signing the Agreement. You acknowledge that you have had a reasonable amount of time to consider the terms of the Agreement and you sign it with the intent to be legally bound.

CorMedix Inc.

Date: [●]

Employee:

Date: [●]

[To be signed after termination of employment]

D-4